Exhibit 99.2

Prime Number Acquisition I Corp. Announces Closing of $64.5 Million Initial Public Offering

New York, New York, May 17, 2022 (GLOBE NEWSWIRE) – Prime Number Acquisition I Corp. (the “Company”), a newly organized blank check company incorporated as a Delaware corporation and led by Chairman and Chief Executive Officer, Dongfeng Wang, today announced the closing of its initial public offering of 6,450,000 units at an offering price of $10.00 per unit, which includes 450,000 units issued pursuant to the partial exercise of the underwriter’s over-allotment option, for aggregate gross proceeds to the Company of $64,500,000. Each unit consists of one share of Class A Common Stock, one-half of one redeemable warrant, and one right. Each whole warrant entitles the holder thereof to purchase one share of Class A Common Stock, and each eight rights entitle the holder thereof to receive one share of Class A Common Stock upon consummation of an initial business combination. The exercise price of the warrants is $11.50 per full share. The units began trading on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “PNACU” on May 13, 2022. Once the securities comprising the units begin separate trading, the Class A Common Stock, warrants and rights are expected to be traded on Nasdaq under the symbols “PNAC,” “PNACW,” and “PNACR,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will be traded.

Prime Number Capital, LLC and WestPark Capital, Inc. were Joint Book Running Mangers for the Offering.

A registration statement on Form S-1 (File No. 333-262457) relating to the securities sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 12, 2022. The offering has been made only by means of a prospectus, copies of which may be obtained by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Prime Number Acquisition I Corp.

Prime Number Acquisition I Corp.is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, provided that it will not undertake its initial business combination with any entity being based in or having the majority of the company's operations in China (including Hong Kong and Macau). None of its founders or the Company is affiliated with Prime Number Capital LLC.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Prime Number Acquisition I Corp., including those set forth in the Risk Factors section of Prime Number Acquisition I Corp.’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Prime Number Acquisition I Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Prime Number Capital, LLC

Ms. Xiaoyan Jiang, Chairwoman

Email：xj@pncps.com

Phone: 516-582-9666